UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2025

Excelerate Energy, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41352	87-2878691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2445 Technology Forest Blvd. Level 6
The Woodlands, Texas	77381
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (832) 813-7100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	EE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 31, 2025, Excelerate Energy, Inc. (the “Company”) and Excelerate Energy Limited Partnership (“EELP”) entered into an underwriting agreement (the “Underwriting Agreement”) with Barclays Capital Inc. and Morgan Stanley & Co. LLC as representatives (the “Representatives”) of the several underwriters named therein (collectively, the “Underwriters”), relating to an underwritten public offering (the “Offering”) of 6,956,522 shares (the “Shares”) of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”). The offering price of the Shares to the public was $26.50 per share, and the Underwriters agreed to purchase the Shares from the Company pursuant to the Underwriting Agreement at a price of $25.308 per share. Under the terms of the Underwriting Agreement, the Company granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 1,043,478 shares of Common Stock (the “Option Shares”) at the same price per share as the Shares. The Offering is expected to close on April 2, 2025.

The net proceeds from the Offering to the Company from the sale of the Shares, after deducting underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $175.5 million.

The Underwriting Agreement contains customary representations, warranties, and covenants by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions. The representations, warranties, and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates and were solely for the benefit of the parties to such agreement. In addition, subject to certain exceptions, the Company and its executive officers and directors have agreed not to sell or otherwise dispose of any of the shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock held by them for a period ending 60 days after the date of the Underwriting Agreement without first obtaining the written consent of the Representatives.

The Shares will be issued pursuant to a shelf registration statement on Form S-3 (File No. 333-271850) that was filed with the Securities and Exchange Commission (“SEC”) and became effective on May 24, 2023. A prospectus supplement relating to the Offering has been filed with the SEC. The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, which is attached as Exhibit 1.1 hereto and is incorporated herein by reference. A copy of the legal opinion and consent of Gibson, Dunn & Crutcher LLP relating to the Shares and the Option Shares is attached as Exhibit 5.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement, dated March 31, 2025, by and between Excelerate Energy, Inc., Excelerate Energy Limited Partnership, Barclays Capital Inc. and Morgan Stanley & Co. LLC, as representatives of the underwriters named therein.

5.1	Opinion of Gibson, Dunn & Crutcher, LLP.

23.1	Consent of Gibson, Dunn & Crutcher, LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Excelerate Energy, Inc.

Date: April 1, 2025	By:	/s/ Dana Armstrong
Dana Armstrong Executive Vice President and Chief Financial Officer (Principal Financial Officer)